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                                                                     EXHIBIT 5.1


                         [LATHAM & WATKINS LETTERHEAD]



                                December 14, 2000



                                                            FILE NO. 027853-0021

Freerealtime.com, Inc.
3333 Michelson Drive, Suite 430
Irvine, California  92612

        Re: Registration Statement No. 333-49950; 4,317,867 Shares of
            Common Stock, par value $0.01 per share

Ladies and Gentlemen:


        In connection with the registration of 4,317,867 shares of common stock of the Company, par value $.01 per share (the "Shares") on Form S-1 under the Securities Act of 1933, as amended, by Freerealtime.com, Inc., a Delaware corporation (the "Company") filed with the Securities and Exchange Commission (the "Commission") on November 14, 2000 (File No. 333-49950), as amended by Amendment No. 1 filed with the Commission on December 14, 2000 (collectively, the "Registration Statement"), relating to the sale of the Shares by various selling stockholders, as identified in greater detail in the Registration Statement, you have requested our opinion with respect to the matters set forth below.


        In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. We have not investigated the status of any of the shares of Freerealtime.com, Inc., a Colorado corporation ("Freerealtime Colorado"), that were converted into shares of the Company pursuant to the merger of Freerealtime Colorado with and into the Company on November 26, 1999, and have assumed that nothing regarding such status would affect the accuracy of our opinions.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing and the other qualifications set forth herein, it is our opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                              Very truly yours,

                                              /s/ LATHAM & WATKINS